SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: October 5, 2004

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-27487	88-0350156
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer ID Number)

3803 Mission Blvd. Suite 290, San Diego, CA 92109
(Address of principal executive offices)

Registrant's telephone number, including area code: 310-445-2599

Not Applicable
(Former name or former address, if changed since last report)

Item 5.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 5, 2004, the Board of Directors accepted the resignation of Yan K. Skwara as Chairman of the Board and Chief Executive Officer. The Board of Directors then appointed Gordon F. Lee as Chairman of the Board and Chief Executive Officer and he agreed to serve. Yan K. Skwara will continue to serve as Company President and director of the company. Also, on October 5, 2004, Mr. Brad Smith resigned as a director of the Company, effective immediately. Mr. Smith's resignation was not because of any disagreement with the Company.

Gordon F. Lee, Chairman and CEO - Throughout his 25-year career, Mr. Lee has been involved with emerging growth companies in the private and public arena. His astute business acumen has been applied towards a variety of industries, including high-tech communications, e-commerce, mining, and oil and gas. Mr. Lee has held executive posts, including founder, partner, officer and director at such companies as USA Video corporation (OTCBB:USVO), Startek.com Inc. (OTCBB:STEK), Future Media Technologies (OTC:FMTF), American IDC Corp. (Pink Sheets:ACNI), Laser Vision Inc., Rose and Ruby Film Productions, and a number of natural resource companies, and has been featured in more than 300 influential media publications.

Mr. Lee is founder and former Chairman of USA Video Corp (OTCBB:USVO), a groundbreaking technology firm that introduced the world to "Video on Demand." VOD, an early version of today's video streaming on the Internet, delivers full-motion video and programs via a remote server to a television from a set top box. Mr. Lee is credited with building USA Video's significant market cap through forming strategic relationships with over 50 Fortune 500 companies and all the high-tech streaming video and Video on Demand services, systems, and innovative end-to-end solutions.

During his tenure with USA Video from 1990 to 1998, Mr. Lee embarked upon numerous business ventures that offered exciting upside potential. In 1993, he founded Future Media Technologies, a pioneer in digitized and compressed video. Future Media is distinguished as the first company whose standard for picture quality met the criteria demanded by Paramount Pictures, Warner Bros. and other leading studios. Future Media gained the rights to digitize and compress these firms' enormous film libraries. This technology combined with USA Video's delivery system was first deployed in a year-long trial in Rochester, N.Y., in 1994. The "Video on Demand" pilot was subsequently put on hold due to the lack of significant broadband connections at the time.

Never one to turn down a unique opportunity, in 1998, Mr. Lee briefly entered the public safety sector, working on the refinement of a bullet-resistant glass coating for cars and office buildings. This boundless technology was later sold off for commercial development by industry-related conglomerates and resulted in a standard option on all new European cars, including BMW and Mercedes.

By 1999, Mr. Lee had returned to the exploding internet arena, where he founded Startek.com, a provider of resources that enable high-speed Internet access. As this space became extremely competitive, Mr. Lee focused on a Business-to-Business strategy in opening up Red China to world trade in 2000. As a result, Bentley Communications Corp. was launched in order to facilitate e-commerce on a global scale, targeting B2B applications. Via the internet, Bentley enabled household products from certain factories in central China to reach American homes and large scale retailers for the first time. Later, Bentley was expanded into an international barter operation, now based in Florida.

Throughout his career, Mr. Lee has consistently responded to key areas of growth and expansion in the business world, creating new opportunities in emerging sectors and carving a niche in undiscovered markets. Mr. Lee drives the continued growth of American IDC Corp. amidst the evolving demands of the now global online streaming community, focusing on developing Broadcast Internet TV (BIT), including music and video downloading, in pre-recorded format or on the fly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

October 8, 2004 Date	/s/ Gordon F. Lee Gordon F. Lee, Chairman and CEO